UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® High Yield Investments

1285 Avenue of the Americas
New York, New York 10019-6028

September 24, 2015

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE High Yield Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Nomura Corporate Research and Asset Management Inc. ("NCRAM") to serve as a new investment advisor to the Fund and Nomura Asset Management Singapore Limited ("NAM Singapore" and, together with NCRAM, "Nomura") as a sub-manager to NCRAM. Nomura assumed investment advisory responsibility with respect to the Fund's portfolio on July 1, 2015. In addition, at the recommendation of UBS Global AM, the Board has terminated MacKay Shields LLC ("MacKay Shields") as investment advisor to the Fund, effective as of the close of business on June 30, 2015.

Please note that the appointment of Nomura on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

S1594

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS Global AM

UBS Global AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS Global AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective. In evaluating each investment advisor, UBS Global AM reviews a number of factors, including, but not limited to, the investment advisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the investment advisor's investment approach with those of other investment advisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of June 30, 2015, UBS Global AM had approximately $150 billion in assets under management. UBS Global AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Global Asset Management Division, which had approximately $695 billion in assets under management worldwide as of June 30, 2015. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS Global AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

PACE High Yield Investments

Background

At the recommendation of UBS Global AM, the Board appointed NCRAM as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and NCRAM and an investment sub-management agreement with NAM Singapore (together, the "Sub-Advisory Agreements") at a meeting held on May 19-20, 2015. Nomura assumed investment advisory responsibilities and the Sub-Advisory Agreements became effective on July 1, 2015. The Trustees determined to approve the Sub-Advisory Agreements after a thorough analysis of the proposed service to be provided by Nomura. The material factors considered by the Trustees in approving the Sub-Advisory Agreements are set forth below under "PACE High Yield Investments—Trustees' considerations."

Investment strategies of Nomura

Nomura employs a total return strategy. Nomura believes that a total return strategy driven by credit research and a team effort is the best way to generate alpha (the excess returns of a fund relative to the return of a designated benchmark) in high yield. Nomura focuses on companies that are exepcted to be able to carry their debt loads through the economic cycle (i.e., "Strong Horse" credits), in an effort to generate strong, sustainable cash flows that enable them to de-lever their balance sheets and improve their ratings. As their credit quality improves, the income generated by the bonds of these companies may be supplemented by capital appreciation. Nomura believes these companies are less likely to default on payments of principal or interest to bondholders. The approach is a collaborative effort, with ideas generated by the entire investment team. Nomura analysts are organized on a sector basis and trained to focus on the return being offered for the risk being taken. Bonds included in portfolios managed by Nomura must receive endorsement from the portfolio manager and the analyst, which encourages a sense of ownership across the investment team. In seeking total return through Strong Horse companies, Nomura focuses on avoidance of credit loss and a deep understanding of relative value and the catalysts that drive bond price appreciation.

Nomura's portfolio construction philosophy follows a fundamental, bottom-up approach with a top-down overlay that is driven by three broad factors:

•  Creative idea generation by leveraging an open seating environment.

•  Thorough research from experienced analysts that includes a comprehensive evaluation of each issuer's business risk, financial risk, and the covenants associated with each issue.

•  Disciplined portfolio construction targeting the best risk and reward opportunities, also taking into account liquidity at both the issuer and portfolio level.

In determining position size, the most important factor is Nomura's in-depth credit analysis, as it seeks to identify and invest in companies that embody the pillars of a Strong Horse credit. Nomura aims to right-size its positions based on the perceived risks and possible future catalysts for performance, seeking to create portfolios that are diversified by issuer, credit quality and industry. Nomura also closely monitors credit risks, as credits constantly change, and prices change quickly, and seeks to re-adjust its security allocations accordingly.

New Sub-Advisory Agreements

Under the Sub-Advisory Agreements, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, Nomura will provide a continuous investment program for the Fund including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Under the Sub-Advisory Agreements, Nomura will bear all expenses incurred by it in connection with its services to the Fund, but Nomura will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by Nomura under the Sub-Advisory Agreements, UBS Global AM (not the Fund), will pay to Nomura a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of the Fund.

The Sub-Advisory Agreements will remain in effect for two years after their effective date and will continue thereafter for successive periods of twelve months, provided that their continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreements provide that they will terminate automatically in the event of their "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS Global AM. The Sub-Advisory Agreements provide for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Nomura. UBS Global AM also may terminate the Sub-Advisory Agreements, without payment of any penalty: (i) upon 120 days' written notice to Nomura; (ii) upon material breach by Nomura of any of the representations, warranties and agreements contained in the Sub-Advisory Agreements; or (iii) immediately if, in the reasonable judgment of UBS Global AM, Nomura becomes unable to discharge its duties and obligations under the Sub-Advisory Agreements, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreements provide that Nomura may terminate the Sub-Advisory Agreements, without payment of any penalty, on 120 days' written notice to UBS Global AM.

As described below under "Additional Information—SEC Exemptive Order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreements provide that Nomura shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreements relate, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreements.

Trustees' considerations

Background—At a meeting of the Board on May 19-20, 2015, the members of the Board, including the Independent Trustees, considered and approved the sub-advisory agreement between UBS Global AM and NCRAM and the sub-management agreement between NCRAM and NAM Singapore, with respect to the Fund. Management discussed with the Board its proposal to terminate MacKay Shields as the sole sub-advisor to the Fund and to reallocate the assets managed by MacKay Shields to NCRAM, with the Asian high yield allocation of the strategy to be managed by NAM Singapore in its role as sub-manager to NCRAM. In considering the approval of the Sub-Advisory Agreements, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending NCRAM and NAM Singapore as the sub-advisor and sub-manager, respectively, to the Fund.

In its consideration of the approval of the Sub-Advisory Agreements, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreements—The Board's evaluation of the services to be provided by NCRAM and NAM Singapore to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. It reviewed the purposes and investment objective of the Fund and UBS Global AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of NCRAM and NAM Singapore as the sub-advisor and sub-manager, respectively, to the Fund, including its "due diligence" concerning NCRAM and NAM Singapore and its belief that NCRAM's global high yield fixed income strategy would benefit the Fund by, among other reasons, potentially improving the Fund's ability to generate risk-adjusted returns and potentially enhancing downside protection. The Board also received materials from NCRAM detailing its investment philosophy and met with representatives of NCRAM, who discussed with the Board their investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreements.

Sub-advisory and sub-management fees—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to NCRAM and sub-management fee to be payable by NCRAM to NAM Singapore in light of the nature, extent and quality of the sub-advisory services and sub-management services anticipated to be provided by NCRAM and NAM Singapore, respectively. The Board noted that the proposed contractual sub-advisory fee, with its breakpoints, was more favorable than the sub-advisory fee currently charged by MacKay Shields and was expected to result in a lower sub-advisory fee to be paid by UBS Global AM. The Board also noted that UBS Global AM voluntarily offered to pass onto the shareholders (via a corresponding voluntary waiver of its management fee charged to the Fund) any sub-advisory fee savings that UBS Global AM experienced as a result of engaging NCRAM as a sub-advisor. The Board determined that the proposed sub-advisory fee and sub-management fee were reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the sub-advisory agreement and sub-management agreement, respectively.

Fund performance—The Board received and considered composite performance information provided by NCRAM with respect to various investment strategies, including its global high yield fixed income strategy and NAM Singapore's Asian high yield fixed income strategy. The Board also noted that, as NCRAM and NAM Singapore would be a new sub-advisor and sub-manager, respectively, to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreements.

Advisor profitability—Profitability of NCRAM, NAM Singapore or their affiliates, or UBS Global AM or its affiliates, in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund and the sub-management fee payable to NAM Singapore would be paid by NCRAM out of the sub-advisory fee paid to it by UBS Global AM, and not by the Fund. As noted above, the Board observed that the contractual sub-advisory fee payable by UBS Global AM to NCRAM would be lower than the fee paid by UBS Global AM to the Fund's current sub-advisor. The Board indicated that it would further consider the implications, if any, of this lower sub-advisory expense to UBS Global AM and the fee waiver noted above, among other matters, when it engages in its next full UBS Global AM management contract review, or before if appropriate. In this regard, it was noted that UBS Global AM provides updated profitability data on the Fund on an ongoing quarterly basis, which provides the Board with other opportunities to monitor the impact of the proposed changes on profitability going forward.

Economies of scale—The Board noted that, as the sub-advisory fee and sub-management fee for the Fund would be paid by UBS Global AM and NCRAM, respectively, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee and sub-management fee was not relevant.

Other benefits to NCRAM and NAM Singapore—The Board was informed by management that the relationships of NCRAM and NAM Singapore with the Fund would be limited to their provision of sub-advisory services and sub-management services, respectively, to the Fund and that therefore management believed that NCRAM and NAM Singapore would not receive tangible ancillary benefits as a result of their respective relationships with the Fund. The Board recognized that NCRAM and NAM Singapore could receive intangible benefits from their association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor and sub-manager, respectively, to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor and sub-manager with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreements for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreements. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS Group AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's and UBS Global AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS Global AM and UBS Global AM (US) are indirect subsidiaries of UBS Group AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $695 billion in assets under management worldwide as of June 30, 2015 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of June 30, 2015, UBS Global AM had approximately $150 billion in assets under management.

Additional information about NCRAM and NAM Singapore

NCRAM's principal address is Worldwide Plaza, 309 West 49th Street, New York, New York 10019. NCRAM is controlled by Nomura Holding America Inc. As of June 30, 2015 NCRAM had approximately $14.5 billion in assets under management. NAM Singapore's principal address is 10 Marina Boulevard, #33-03, Marina Bay Financial Centre Tower 2, Singapore 018983. NAM Singapore is controlled by Nomura Asset Management Co., Ltd. As of June 30, 2015, NAM Singapore had approximately $12.4 billion in assets under management. David Crall,

Stephen Kotsen, Steven Rosenthal, Elizabeth Gunning and Simon Tan are primarily responsible for the day-to-day management of the fund.

The principal executive officers and directors of Nomura, as of the date of this document, are set forth below:

Name and Address	Position with Nomura*
David Findlay Worldwide Plaza 309 West 49th Street New York—NY 10019-7316	President, CEO & Chief Legal Officer, NCRAM
David O. Crall Worldwide Plaza 309 West 49th Street New York—NY 10019-7316	CIO, Managing Director & Portfolio Manager, NCRAM
Steven Zoric Worldwide Plaza 309 West 49th Street New York—NY 10019-7316	Chief Operating Officer, General Counsel, Secretary & Managing Director of NCRAM
Steven Rosenthal Worldwide Plaza 309 West 49th Street New York—NY 10019-7316	Portfolio Manager, NCRAM
Elizabeth Gunning Worldwide Plaza 309 West 49th Street New York—NY 10019-7316	Portfolio Manager, NCRAM

*  None of the principal executive officers or directors above have principal employment other than their positions with Nomura and its affiliates.

Name and Address	Position with Nomura*
Hiroyuki Nishikawa 10 Marina Boulevard #33-03 MFBC Tower 2 Singapore 018983	Chairman, NAM Singapore
Kenichi Suzuki 10 Marina Boulevard #33-03 MFBC Tower 2 Singapore 018983	Managing Director, NAM Singapore
Takafumi Sudo 10 Marina Boulevard #33-03 MFBC Tower 2 Singapore 018983	Director—Head of Administration, NAM Singapore
Simon Tan 10 Marina Boulevard #33-03 MFBC Tower 2 Singapore 018983	Portfolio Manager, NAM Singapore

Nomura does not advise or sub-advise any other U.S. registered investment companies with an investment objective similar to that of Nomura's used with the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Nomura and did not pay any fees to Nomura or its affiliates for services provided to the Fund.

*  None of the principal executive officers or directors above have principal employment other than their positions with Nomura and its affiliates.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

September 24, 2015
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2015. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.
www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® High Yield Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

September 24, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE High Yield Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Nomura Corporate Research and Asset Management Inc. ("NCRAM") to serve as a new investment advisor to the Fund and Nomura Asset Management Singapore Limited ("NAM Singapore" and, together with NCRAM, "Nomura") as a sub-manager to NCRAM. Nomura assumed investment advisory responsibility with respect to the Fund's portfolio on July 1, 2015. In addition, at the recommendation of UBS Global AM, the Board has terminated MacKay Shields LLC ("MacKay Shields") as investment advisor to the Fund, effective as of the close of business on June 30, 2015.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the appointment of Nomura on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about September 29, 2015 to the Fund's shareholders of record as of September 17, 2015. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least December 24, 2015. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.